Exhibit 4.3

AMENDED AND RESTATED REVOLVING NOTE
Salt Lake City, Utah
March 30, 2017

FOR VALUE RECEIVED, OVERSTOCK.COM, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of Compass Bank, an Alabama banking corporation (the “Bank”), the aggregate unpaid principal amount of all Revolving Loans made by the Bank to the Borrower pursuant to the Loan Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, as Administrative Bank, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Loan Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Loans in full on the Facility Termination Date.
This Revolving Note (this “Note”) is one of the Revolving Notes issued pursuant to, and is entitled to the benefits of, the Loan Agreement dated as of October 24, 2014 (which, as it may be amended or modified and in effect from time to time, is herein called the “Loan Agreement”), among the Borrower, O.Com Land, LLC, a Utah limited liability company, the other parties thereto, including Bank, the other Banks, the LC Issuer and U.S. Bank National Association, as Arranger and Administrative Bank, to which Loan Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Loan Agreement.
This Note shall be payable in monthly installments of accrued interest payable on the first day of each month and on the same day of each month thereafter until the Facility Termination Date when the outstanding principal balance plus accrued interest shall be due and payable in full. Upon the occurrence and during the continuation of an Event of Default, the outstanding principal balance of this Note shall bear interest at the Default Rate, not to exceed, however, the maximum rate permitted by law.
This Note is issued, is to be repaid, and may be accelerated under the terms and provisions of the Loan Agreement. The holders hereof are entitled to all the benefits provided for in the Loan Agreement, or referred to therein. The provisions of the Loan Agreement are incorporated by reference herein with the same force and effect as if fully set forth herein. The maximum principal balance of this Note which may be outstanding from time to time is equal to $11,750,000.00.
This Note may only be prepaid in accordance with the Loan Agreement. All payments on this Note shall be applied in the order set forth in the Loan Agreement. No partial payment shall change any due date or the amount of any regularly scheduled installment of principal due.
This Note is secured by the Security Agreement, the Mortgage and other Loan Documents. Disbursements under this Note shall be made pursuant to the terms of the Loan Agreement.
Except as herein provided, Borrower and all others who may become liable for all or part of the principal balance hereof or for any obligations of Borrower to Bank or the holder hereof (a) jointly and severally, forever waive presentment, protest and demand, notice of protest, demand and dishonor and non-payment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, (b) agree that the time of payment of the debt or any part thereof may be extended from time to time without modifying or releasing the lien of the Loan Documents or the liability of Borrower or any other such parties, the right of recourse against Borrower and such parties being hereby reserved by Bank; and (c) agree that time is of the essence. Upon the occurrence and during the continuation of an Event of Default, Borrower agrees to pay all costs of collection when incurred as set forth in Section 9.2 of the Loan Agreement. It is expressly agreed by Borrower that no extensions of time for the payment of this Note, nor the failure on the part of Bank to exercise any of its rights hereunder, shall operate to release, discharge, modify, change or affect the original liability under this Note or any of the other Loan Documents, either in whole or in part.
Notice pursuant to this Note shall be given in accordance with the Loan Agreement.
If from any circumstances whatsoever, by reason of acceleration or otherwise, the fulfillment of any provision of this Note involves transcending the limit of validity prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then the obligations to be fulfilled will be reduced to the limit of such validity as provided in such statute or law, so that in no event shall any exaction be possible under this Note in excess of the limit of such validity.
All rights, powers, privileges and immunities herein granted to Bank shall extend to its successors and assigns and any other legal holder of this Note, with full right by Bank to assign and/or sell same pursuant to the Loan Agreement.
Section 9.6 of the Loan Agreement is hereby incorporated by reference and made a part hereof.
This Note amends by substitution that certain Revolving Note dated October 24, 2014 in the stated principal amount of $4,700,000.00

[signature on following page]

IN WITNESS WHEREOF, Borrower has executed this Amended and Restated Revolving Note as of the first day written above.

OVERSTOCK.COM, INC.

Date:	March 30, 2017	/s/ Robert Hughes
Robert Hughes
Senior Vice President